Exhibit 99.1

The ONE Group Announces Third Quarter 2016 Results

New York, NY – November 14, 2016 – The ONE Group Hospitality, Inc. (“The ONE Group”) (NASDAQ: STKS), today announced its financial results for the third quarter ended September 30, 2016.

Highlights for the third quarter ended September 30, 2016 were as follows:

•	The third quarter marked our tenth consecutive quarter of double digit revenue growth;

•	Owned unit net revenues increased 22.6% to $16.3 million;

•	Management and incentive fee revenue increased 6.3% to $2.1 million;

•	Total GAAP revenue increased 20.5% to $18.4 million;

•	Total food and beverage sales at owned and managed units* increased 9.0% to $39.6 million;

•	GAAP net income attributable to The ONE Group Hospitality, Inc. for the quarter was $1.5 million or $0.06 per share for the quarter compared to GAAP net loss of $2.0 million or $(0.08) per share for the same period last year;

•	Adjusted EBITDA was $824,000 compared to $823,000 for the same period last year.**

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation and losses from discontinued operations (and certain transactional costs, in the case of the third quarter 2016). For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group noted, “As a result of the near-term challenging restaurant landscape and tourism decline in our core markets as well as the unstable political climate, our third quarter results fell short of our expectations. Despite this challenging environment, we believe that the demand for our brand remains strong. Over the long-term, our growth strategy continues to focus on management and license deals, which require a lower capital investment, while producing high margin EBITDA royalty stream.”

Segal continued, “During the third quarter we opened two managed STK restaurants, including our second STK in Miami with our partner, the ME Hotel Group and our first STK in Toronto, Canada. We also opened a rooftop restaurant at the Andaz Hotel in San Diego. Additionally, we opened our first licensed STK in the holiday island of Ibiza. Looking towards the next three to six months, we expect to open company-owned STK Restaurants in Denver and San Diego.”

Third Quarter 2016 Financial Results

Total owned unit net revenues increased 22.6% to $16.3 million in the third quarter of 2016 compared to $13.3 million in the third quarter of 2015. The increase was primarily due to the opening of STKs in Orlando and Chicago.

Comparable sales from owned STK units decreased 9.2% for the quarter. Comparable sales from owned and managed STK units decreased 4.2% for the quarter. The decrease in same store sales was driven by a decline in the private events business coupled with a decline in tourism in our core markets.

Management and incentive fee revenues increased 6.3% to $2.1 million in the third quarter of 2016 compared to $1.9 million in the third quarter of 2015. The increase was driven by an increase in management and incentive fees at our STK in Las Vegas as well as the opening of STK Ibiza and STK Miami at the ME Hotel and was partially offset by a decline in revenue and in the currency exchange rates versus the same period a year ago from our UK operations.

Total food and beverage sales at owned and managed units increased 9.0% to $39.6 million compared to $36.3 million in the third quarter of 2015.

Adjusted EBITDA for the third quarter of 2016 was $824,000 compared to adjusted EBITDA of $823,000 in the third quarter of 2015. Adjusted EBITDA for 2016 includes the addback of approximately $505,000 of transaction costs relating to a review of strategic alternatives which is described in more detail below.

Net income attributable to The ONE Group Hospitality, Inc. was $1.5 million compared to a net loss of $2.0 million in the third quarter of 2015.

Adjusted net income for the quarter was $2.3 million, or $0.09 per share, compared to adjusted net loss of $2.0 million, or ($0.08) per share, in the third quarter of 2015. Adjusted net income for 2016 includes the addback of approximately $505,000 of transaction costs which relating to a review of strategic alternatives is described in more detail below.***

Review of Strategic Alternatives

As a result of being approached by third parties regarding our interest in potential strategic transactions, our Board of Directors has authorized the Company to explore possible strategic alternatives to enhance stockholder value. The Company has engaged Stifel to act as its financial advisor. There is no set timetable for the strategic review process.  There can be no assurance that this process will result in any specific action or change in current strategy.  The Company does not expect to comment further or update the market with any further information on the process unless and until its Board of Directors has approved a specific action or it otherwise concludes its review of strategic alternatives.

*** Adjusted net income, a non-GAAP measure, represents net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses and stock based compensation. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

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Conference Call

The Company will host a conference call to discuss third quarter 2016 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13647290. The replay will be available until December 10, 2016.

About The ONE Group

The ONE Group (NASDAQ:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. For example, the statements related to the exploration of strategic alternatives and the potential results therefrom are forward-looking. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) in the case of our strategic review, our ability to identify and consummate a strategic transaction more enhancing of long-term stockholder value than continuing to execute our current strategy; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed on March 30, 2016.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

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Results of Operations (in thousands, except share and per share data)

The following table sets forth certain statements of operations and comprehensive income data for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues:
Owned unit net revenues	$16,317.6	$13,314.5	$45,980.3	$35,818.7
Management and incentive fee revenue	2,062.0	1,939.4	6,020.0	6,112.6
Total revenue	18,379.6	15,253.9	52,000.3	41,931.3

Cost and expenses:
Owned operating expenses:
Food and beverage costs	4,119.7	3,346.8	11,427.2	9,082.2
Unit operating expenses	10,795.6	8,800.8	29,663.4	23,694.4
General and administrative, net	2,634.6	2,642.7	8,178.8	7,777.1
Depreciation and amortization	758.3	630.2	1,828.4	1,620.0
Management and royalty fees	-	0.3	-	47.0
Pre-opening expenses	2,035.5	1,634.2	4,481.1	4,399.2
Transaction costs	505.0	405.8	505.0	506.1
Equity in income of investee companies	(178.3)	(205.3)	(492.1)	(728.5)
Derivative income	-	(1,139.0)	(100.0)	(3,917.0)
Interest expense (income), net of interest income	79.8	1.2	277.3	(4.0)
Other expense (income), net	(2.0)	102.4	127.0	(402.3)

Total cost and expenses	20,748.2	16,220.1	55,896.1	42,074.2

Loss from continuing operations before provision (benefit) for income taxes	(2,368.6)	(966.2)	(3,895.8)	(142.9)

Provision (benefit) for income taxes	(4,047.0)	922.4	(3,567.3)	(5,619.5)

Income (loss) from continuing operations	1,678.4	(1,888.6)	(328.5)	5,476.6

Income from discontinued operations, net of taxes	2.9	62.5	1.3	23.9

Net income (loss)	1,681.3	(1,826.1)	(327.2)	5,500.5
Less: net income attributable to noncontrolling interest	200.4	189.7	212.2	217.0

Net income (loss) attributable to THE ONE GROUP	$1,480.9	$(2,015.8)	$(539.4)	$5,283.5
Amounts attributable to THE ONE GROUP:
Income (loss) from continuing operations	$1,478.0	$(2,078.3)	$(540.7)	$5,259.6
Income from discontinued operations, net of taxes	2.9	62.5	1.3	23.9
Net income (loss) attributable to THE ONE GROUP	$1,480.9	$(2,015.8)	$(539.4)	$5,283.5

Net income (loss) attributable to THE ONE GROUP	$1,480.9	$(2,015.8)	$(539.4)	$5,283.5
Other comprehensive loss
Currency translation adjustment	(132.2)	(30.9)	(150.6)	(261.7)

Comprehensive (loss) income	$1,348.7	$(2,046.7)	$(690.0)	$5,021.8

Net income (loss) per share attributable to THE ONE GROUP	$0.06	$(0.08)	$(0.02)	$0.21
Shares outstanding - basic and diluted	25,022,749	24,972,515	25,087,341	24,956,177

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CONSOLIDATED BALANCE SHEET

(in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,791.3	$1,841.9
Accounts receivable, net	4,558.5	4,063.5
Inventory	1,162.9	1,152.1
Other current assets	2,283.9	3,559.0
Due from related parties, net	732.7	1,232.4
Total current assets	10,529.3	11,848.9

Property & equipment, net	35,716.5	27,952.3
Investments	3,133.7	2,910.3
Deferred tax assets	13,839.4	10,093.7
Other assets	1,008.6	691.6
Security deposits	2,484.2	2,444.5
Total assets	$66,711.7	$55,941.3

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$404.5	$973.8
Long term debt, current portion	3,149.6	2,680.1
Accounts payable	3,581.7	2,396.6
Accrued expenses	5,274.6	4,635.6
Derivative liability	-	100.0
Deferred revenue	662.2	204.0
Total current liabilities	13,072.6	10,990.1

Long term debt, net of current portion	12,031.2	9,956.6
Deferred license revenue, long-term	1,197.1	1,099.6
Deferred rent payable	16,445.3	14,290.0
Total liabilities	42,746.2	36,336.3

Stockholders’ equity	24,687.0	20,285.7
Noncontrolling interest	(721.5)	(680.7)
Total stockholders’ equity including noncontrolling interest	23,965.5	19,605.0

Total Liabilities and Stockholders’ Equity	$66,711.7	$55,941.3

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Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Three MonthEnded September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$16,317.6	$13,314.5	$45,980.3	$35,818.7
Management and Incentive Fee Revenue	2,062.0	1,939.4	6,020.0	6,112.6
GAAP Revenues	18,379.6	15,253.9	52,000.3	41,931.3

Food and Beverage Sales from Managed Units (a)	23,292.9	23,013.4	67,221.3	67,171.9

Total Food and Beverage sales at Owned and Managed Units	$39,610.5	$36,327.9	$113,201.6	$102,990.6

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

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Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations (and certain transactional costs, in the case of the third quarter 2016). Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to adjusted EBITDA for the periods indicated (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED EBITDA:
Net income (loss) attributable to THE ONE GROUP	$1,480.9	$(2,015.8)	$(539.4)	$5,283.5
Net income attributable to noncontrolling interest	200.4	189.7	212.2	217.0
Net income (loss)	1,681.3	(1,826.1)	(327.2)	5,500.5
Interest expense (income), net of interest income	79.8	1.2	277.3	(4.0)
Provision (benefit) for income taxes	(4,047.0)	922.4	(3,567.3)	(5,619.5)
Depreciation and amortization	758.3	630.2	1,828.4	1,620.0
Deferred rent (1)	(276.4)	414.9	(407.5)	575.3
Pre-opening expenses	2,035.5	1,634.2	4,481.1	4,399.2
Transaction costs	505.0	405.8	505.0	506.1
Income from discontinued operations	(2.9)	(62.5)	(1.3)	(23.9)
Derivative income	-	(1,139.0)	(100.0)	(3,917.0)
Stock based compensation	343.5	162.5	723.4	666.9

ADJUSTED EBITDA	1,077.1	1,143.6	3,411.9	3,703.6

Non-controlling ADJUSTED EBITDA	253.5	320.6	426.8	488.3

THE ONE GROUP ADJUSTED EBITDA	$823.6	$823.0	$2,985.1	$3,215.3

(1) Deferred rent is included in occupancy expense on the statement of operations and comprehensive income.

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Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses, and stock based compensation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clear picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in thousands, except share and per share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED NET INCOME:
Net income (loss) attributable to THE ONE GROUP	$1,480.9	$(2,015.8)	$(539.4)	$5,283.5
Net income attributable to noncontrolling interest	200.4	189.7	212.2	217.0
Net income (loss)	1,681.3	(1,826.1)	(327.2)	5,500.5
Transaction costs	505.0	405.8	505.0	506.1
Income from discontinued operations	(2.9)	(62.5)	(1.3)	(23.9)
Derivative income	-	(1,139.0)	(100.0)	(3,917.0)
Stock based compensation	343.5	162.5	723.4	666.9
Reversal of deferred tax allowance	-	636.4	-	(5,545.2)

Adjusted net income (loss)	2,526.9	(1,822.9)	799.9	(2,812.6)

Non-controlling interest on adjusted net income	200.4	189.7	212.2	217.0

THE ONE GROUP adjusted net income (loss)	$2,326.5	$(2,012.6)	$587.7	$(3,029.6)

Adjusted net income (loss) per share - Basic and diluted	$0.09	$(0.08)	$0.02	$(0.12)
Shares outstanding - basic and diluted	25,022,749	24,972,515	25,087,341	24,956,177

Investor Contact:

Michelle Michalski, ICR

(646)277-1224

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